Eastman Announces Fourth-Quarter and Full-Year 2014 Financial Results

KINGSPORT, Tenn., Jan. 29, 2015 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding non-core or non-recurring items, of $1.64 per diluted share for fourth quarter 2014 versus $1.35 per diluted share for fourth quarter 2013. Reported earnings were $0.11 per diluted share in fourth quarter 2014 versus $2.22 per diluted share in fourth quarter 2013. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

“We delivered our fifth consecutive year of strong earnings growth in 2014,” said Mark Costa, chairman and CEO. “To achieve these outstanding results, we leveraged our world class technology platforms to drive improved product mix through innovation, sustained and expanded our advantaged market positions, and derived benefit from our advantaged cost positions. We also completed four attractive acquisitions that improve the quality of our portfolio and position us for strong long-term earnings growth.” See the second paragraph under “Outlook” for the items excluded from annual earnings comparisons.

(In millions, except per share amounts)	4Q14	4Q13	FY14	FY13
Sales revenue	$2,349	$2,265	$9,527	$9,350
Earnings per diluted share from continuing operations	$0.11	$2.22	$4.95	$7.44
Earnings per diluted share from continuing operations excluding non-core or non-recurring items*	$1.64	$1.35	$7.07	$6.44
Net cash provided by operating activities	$455	$503	$1,403	$1,297

*For reconciliation to reported company and segment earnings, including mark-to-market pension and postretirement benefit plans loss in 2014 and gain in 2013, see Tables 3 and 4.

Corporate Results 4Q 2014 versus 4Q 2013

Sales revenue increased 4 percent compared with fourth quarter 2013. Excluding the items described in Tables 3 and 4, operating earnings for fourth quarter 2014 were $362 million compared with $329 million for fourth quarter 2013 primarily due to higher operating earnings across the company. Reported fourth-quarter 2014 operating earnings were $27 million compared with $562 million for fourth quarter 2013.

In December 2014 Eastman acquired Taminco Corporation, a global specialty chemical company, and Commonwealth Laminating & Coating, Inc., a specialty films business. In June 2014, the Company acquired BP plc's global aviation turbine engine oil business. Results of the acquired Taminco and Commonwealth businesses and of the acquired aviation turbine oil business following the acquisitions are included in the Company’s fourth-quarter 2014 financial results.

Segment Results 4Q 2014 versus 4Q 2013

Additives & Functional Products - Sales revenue increased as sales of products of the acquired Taminco specialty amines and crop protection businesses and higher coatings products sales volume were partially offset by lower rubber additives products sales revenue due to an unfavorable shift in foreign currency exchange rates. The higher coatings sales volume was attributed to strengthened demand in key end-markets, particularly building and construction and transportation. Excluding non-core or non-recurring items in fourth quarter 2014, operating earnings increased due to earnings of the acquired Taminco businesses.
Adhesives & Plasticizers - Sales revenue decreased primarily due to lower adhesives resins sales volume which was primarily the result of limited raw material availability and lower plasticizers selling prices partially offset by higher adhesives resins selling prices. Operating earnings increased primarily due to higher adhesives resins selling prices, lower raw material and energy costs, and lower operating costs that included targeted cost reductions, partially offset by costs of the planned shutdown of an olefins cracking unit at the Longview, Texas site.
Advanced Materials - Sales revenue increased slightly as strong volume growth for premium products, including Eastman Tritan™ copolyester, interlayers with acoustic properties, and window films, was offset by lower core copolyester products selling prices and an unfavorable shift in foreign currency exchange rates. The premium product sales growth was attributed to continued market adoption. The lower selling prices were primarily due to lower raw material and energy costs, particularly for paraxylene. Excluding non-core or non-recurring items, operating earnings increased primarily due to higher sales volume and improved product mix.

Fibers - Sales revenue increased slightly as higher acetate tow selling prices and higher acetate flake sales volume to Eastman’s China acetate tow joint venture were largely offset by lower acetyl chemicals sales volume. Operating earnings increased as higher selling prices more than offset lower sales volume and higher unit costs due to lower acetate tow capacity utilization.

Specialty Fluids & Intermediates - Sales revenue increased due to sales of products of the acquired aviation turbine oil and Taminco functional amines businesses. Sales revenue was negatively impacted by lower selling prices for olefin-based intermediates and heat transfer fluids, and lower volume due to the Longview, Texas olefins cracking unit shutdown. Excluding non-core or non-recurring items in fourth quarter 2014, operating earnings declined primarily due to costs of and lower sales volume resulting from the olefins cracking unit shutdown and lower selling prices, partially offset by lower raw material and energy costs and earnings from acquired businesses.

Corporate Results FY 2014 versus FY 2013

Sales revenue was $9.5 billion, a 2 percent increase compared with full year 2013. Excluding the items described in Tables 3 and 4, operating earnings for full year 2014 were $1.6 billion, a slight increase compared with full year 2013. Reported full-year 2014 operating earnings were $1.2 billion compared with $1.9 billion for full year 2013. Results of the acquired Taminco and Commonwealth businesses and of the acquired aviation turbine oil business following the acquisitions are included in the Company’s 2014 financial results.

Segment Results FY 2014 versus FY 2013

Additives & Functional Products - Sales revenue increased primarily due to higher coatings products sales volume and selling prices and the sales of products of the acquired Taminco specialty amines and crop protection businesses more than offsetting lower rubber additives sales volume. The higher coatings sales volume and selling prices were attributed to strengthened demand in key end-markets, particularly building and construction and transportation. The lower rubber additives sales volume was primarily attributed to decreased tire production in Asia. Excluding non-core or non-recurring items, operating earnings declined as higher coatings products sales volume and selling prices and earnings from the acquired Taminco products were more than offset by higher raw material and energy costs, particularly for propane in the first half of the year, and lower rubber additives sales volume.

Adhesives & Plasticizers - Sales revenue increased primarily due to higher sales volume more than offsetting lower selling prices. Higher plasticizers sales volume was primarily attributed to the substitution of phthalate plasticizers with Eastman non-phthalate plasticizers. Higher adhesives resins sales volume was primarily attributed to stronger end-market demand, particularly for packaging and hygiene, and customer inventory management that negatively impacted first half 2013 volume. Lower selling prices were primarily due to competitive pressures resulting from weakened plasticizers demand in Asia Pacific and Europe and increased adhesives resins supply that negatively impacted adhesives pricing in the first half of 2014. Excluding non-core or non-recurring items for full-year 2013, operating earnings were higher primarily due to higher sales volume, higher capacity utilization that resulted in lower unit costs, and lower operating costs that included targeted cost reductions, partially offset by lower selling prices.

Advanced Materials - Sales revenue increased slightly as higher premium products sales volume, including Eastman Tritan™ copolyester and interlayers with acoustic properties, was largely offset by lower core copolyesters selling prices primarily due to lower raw material and energy costs. Excluding non-core or non-recurring items, operating earnings increased primarily due to higher sales volume in premium products and improved product mix.

Fibers - Sales revenue increased slightly as higher acetate tow selling prices and higher acetate flake sales volume to Eastman's China acetate tow joint venture more than offset lower acetate tow sales volume. The lower acetate tow sales volume was attributed to additional industry capacity, including Eastman's China acetate tow joint venture. Operating earnings increased due to higher selling prices, lower raw material and energy costs, and higher acetate flake sales volume, partially offset by lower acetate tow sales volume and lower capacity utilization resulting in higher unit costs.

Specialty Fluids & Intermediates - Sales revenue was flat as sales of products of the acquired aviation turbine oil and Taminco functional amines businesses and higher selling prices were offset by lower sales volume. The lower sales volume was due to manufacturing capacity shutdowns, the increased internal use of intermediates in the manufacture of higher-value downstream derivatives in other Eastman business segments, and weakness in the heat transfer fluids market. Excluding non-core or non-recurring items, operating earnings decreased primarily due to higher raw material and energy costs, particularly for propane in the first half of the year, and costs of manufacturing capacity shutdowns, partially offset by higher intermediates selling prices and earnings from acquired businesses.

Provision for Income Taxes

Excluding the tax impact of non-core or non-recurring items, the fourth-quarter 2014 effective tax rate was 22 percent. The fourth-quarter 2014 tax rate was reduced by the one-year extension in December 2014 of favorable U.S. Federal tax provisions, which resulted in a net benefit of $15 million primarily related to research and development credits and deferral of certain earnings of foreign subsidiaries from U.S. income taxes. Excluding the tax impact of non-core or non-recurring items, the full-year 2014 effective tax rate was 26 percent compared to 28 percent for full year 2013 primarily reflecting the continued benefit of the integration of Eastman and Solutia business operations and legal entity structures.

Cash Flow

In 2014 Eastman generated $1.4 billion in cash from operating activities. 2014 free cash flow, defined as cash from operating activities minus capital expenditures, was $810 million. In addition, during 2014 the company contributed $120 million to its U.S. defined benefit pension plans and repurchased shares of $410 million. See Table 5A for reconciliation of cash provided by operating activities to free cash flow.

Outlook

Commenting on the outlook for full year 2015, Costa said: “We enter 2015 well positioned to benefit from our strong portfolio of specialty businesses, including the accretive acquisitions we completed in 2014. We are confident that we will continue to deliver long-term value from our leadership positions in key markets, the diversity of end-markets and geographies we serve, and market adoption of our specialty products. In the short-term, we also face challenges including continued global economic uncertainty, volatile oil prices, and the recent strengthening of the U.S. dollar. Under current business conditions, we expect 2015 earnings per share to be similar to 2014 earnings per share.”  Non-core and non-recurring items are excluded from the earnings per share projection.

The earnings for 2014, 2013, 2012, 2011, 2010, and 2009 referenced in the second paragraph and in the “Outlook” section of this release are non-GAAP and exclude the non-core or non-recurring items detailed, with reconciliation to GAAP earnings, in Tables 3 and 4 of this release and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for 2013, 2012, and 2011.

Eastman will host a conference call with industry analysts on January 30, 2015 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0690, passcode number 7017625. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, January 30, to 11:00 a.m. ET, February 9, 2015 at 888-203-1112 or 719-457-0820, passcode 7017625.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future global and regional economic conditions; competitive position in key markets; mix of products sold; foreign currency exchange rates; raw material and energy costs and crude oil prices; non-core or non-recurring costs, charges, income, and gains; earnings from acquired businesses; and revenue, earnings, and cash flow for full year 2015. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2014 available, and the Form 10-K to be filed for 2014 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2014 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

# # #

Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
December 31, 2014

For Eastman Chemical Company Fourth Quarter and Full Year 2014 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2014	2013	2014	2013
Sales	$2,349	$2,265	$9,527	$9,350
Cost of sales (1)	2,016	1,471	7,306	6,574
Gross profit	333	794	2,221	2,776
Selling, general and administrative expenses (1)	244	135	755	645
Research and development expenses (1)	62	45	227	193
Asset impairments and restructuring charges, net	—	52	77	76
Operating earnings	27	562	1,162	1,862
Net interest expense	55	43	187	180
Other charges (income), net	1	1	(15)	3
Earnings (loss) from continuing operations before income taxes	(29)	518	990	1,679
Provision (benefit) for income taxes from continuing operations	(46)	169	235	507
Earnings from continuing operations	17	349	755	1,172
Earnings from discontinued operations, net of tax (2)	—	—	2	—
Net earnings	17	349	757	1,172
Less: net earnings attributable to noncontrolling interest	1	3	6	7
Net earnings attributable to Eastman	$16	$346	$751	$1,165
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$16	$346	$749	$1,165
Earnings from discontinued operations, net of tax (2)	—	—	2	—
Net earnings attributable to Eastman stockholders	$16	$346	$751	$1,165
Basic earnings per share attributable to Eastman
Earnings from continuing operations	$0.11	$2.26	$5.01	$7.57
Earnings from discontinued operations (2)	—	—	0.02	—
Basic earnings per share attributable to Eastman	$0.11	$2.26	$5.03	$7.57
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$0.11	$2.22	$4.95	$7.44
Earnings from discontinued operations (2)	—	—	0.02	—
Diluted earnings per share attributable to Eastman	$0.11	$2.22	$4.97	$7.44

Shares (in millions) outstanding at end of period	148.6	152.5	148.6	152.5
Shares (in millions) used for earnings per share calculation
Basic	148.5	153.2	149.5	154.0
Diluted	150.0	155.6	151.1	156.5

(1)
Fourth quarter and twelve months 2014 included mark-to-market ("MTM") pension and other postretirement benefit plans net losses of $304 million (Cost of sales $240 million; Selling, general and administrative expenses $57 million; Research and development expenses $7 million). Fourth quarter and twelve months 2013 included MTM pension and other postretirement benefit plans net gains of $297 million and $383 million, respectively, (Cost of sales $229 million and $297 million; Selling, general, and administrative expenses $61 million and $76 million; and Research and development expenses $7 million and $10 million, respectively). Included in twelve months 2013 was a third quarter MTM gain of $86 million due to the interim remeasurement of the Eastman other postretirement benefit plan obligation.

(2) In twelve months 2014, the Company recognized $2 million, net of tax, in earnings from discontinued operations from final settlement of commercial litigation related to the previously discontinued polyethylene terephthalate ("PET") business.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Sales by Segment
Additives & Functional Products	$488	$425	$1,821	$1,719
Adhesives & Plasticizers	313	321	1,363	1,326
Advanced Materials	562	557	2,378	2,349
Fibers	371	369	1,457	1,441
Specialty Fluids & Intermediates	606	593	2,490	2,497
Total Sales by Segment	2,340	2,265	9,509	9,332
Other	9	—	18	18
Total Eastman Chemical Company	$2,349	$2,265	$9,527	$9,350

Table 2B – Sales Revenue Change

	Fourth Quarter 2014 Compared to Fourth Quarter 2013
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	15%	14%	2%	(1)%
Adhesives & Plasticizers	(2)%	(1)%	—%	(1)%
Advanced Materials	1%	4%	(1)%	(2)%
Fibers	1%	(2)%	3%	—%
Specialty Fluids & Intermediates	2%	4%	(1)%	(1)%

Total Eastman Chemical Company	4%	5%	—%	(1)%

	Twelve Months 2014 Compared to Twelve Months 2013
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	6%	5%	1%	—%
Adhesives & Plasticizers	3%	5%	(2)%	—%
Advanced Materials	1%	2%	(1)%	—%
Fibers	1%	(3)%	4%	—%
Specialty Fluids & Intermediates	—%	(1)%	1%	—%

Total Eastman Chemical Company	2%	1%	1%	—%

Table 2C – Sales by Region

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Sales by Region
United States and Canada	$1,042	$1,019	$4,384	$4,290
Asia Pacific	654	649	2,540	2,584
Europe, Middle East, and Africa	513	472	2,091	1,975
Latin America	140	125	512	501
Total Eastman Chemical Company	$2,349	$2,265	$9,527	$9,350

Table 3 - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Operating Earnings (Loss) by Segment and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$93	$92	$329	$405
Additional costs of acquired inventories (1)	7	—	7	—
Asset impairments and restructuring charges (gains), net (2)(3)(4)(5)	(1)	—	62	1
Excluding non-core or non-recurring items	99	92	398	406
Adhesives & Plasticizers
Operating earnings	41	33	196	172
Asset impairments and restructuring charges	—	—	—	1
Excluding non-core or non-recurring item	41	33	196	173
Advanced Materials
Operating earnings	59	41	276	257
Additional costs of acquired inventories (6)	1	—	1	—
Asset impairments and restructuring charges, net (5)(7)(8)	2	4	16	3
Excluding non-core or non-recurring items	62	45	293	260
Fibers
Operating earnings	122	119	474	462
Specialty Fluids & Intermediates
Operating earnings	41	61	289	363
Additional costs of acquired inventories (9)	8	—	16	—
Asset impairments and restructuring charges	—	—	—	1
Excluding non-core or non-recurring items	49	61	305	364
Total Operating Earnings by Segment
Operating earnings	356	346	1,564	1,659
Additional costs of acquired inventories	16	—	24	—
Asset impairments and restructuring charges, net	1	4	78	6
Excluding non-core or non-recurring items	$373	$350	$1,666	$1,665

(1)
As required by purchase accounting, acquired Taminco Corporation inventories were marked to fair value. Included in 2014 earnings are additional costs of these inventories. Approximately $7 million were sold in 2014 resulting in an increase in cost of sales.

(2)	Included in twelve months 2014 earnings are asset impairments and restructuring charges of $42 million for costs of the closure of a Crystex® research and development facility in France.

(3)	Included in twelve months 2014 earnings is a $22 million asset impairment of the Crystex® tradename.

(4)
Included in fourth quarter and twelve months 2014 earnings are gains of $1 million and $3 million, respectively, on the sale of previously impaired assets at a former polymers production facility in China.

(5)
Included in twelve months 2014 earnings are asset impairments and restructuring charges of $1 million and $4 million in the Additives & Functional Products and Advanced Materials segments, respectively, related to a change in estimate of certain costs of the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site.

(6)
As required by purchase accounting, acquired Commonwealth Laminating and Coating, Inc. inventories were marked to fair value. Included in 2014 earnings are additional costs of these inventories. Approximately $1 million were sold in 2014 resulting in an increase in cost of sales.

(7)
Included in fourth quarter and twelve months 2014 earnings are asset impairments and restructuring charges of $2 million and $12 million, respectively, primarily for the closure of a production facility in Taiwan for the Flexvue® product line.

(8)
Included in fourth quarter and twelve months 2013 are asset impairments of $4 million for the fourth quarter decision to terminate efforts to develop a continuous resin process in Kuantan, Malaysia and Antwerp, Belgium.

(9)
As required by purchase accounting, acquired Taminco Corporation and BP plc's global aviation turbine engine oil business inventories were marked to fair value. Included in fourth quarter and twelve months 2014 earnings are additional costs of these inventories. Approximately $8 million from the acquired Taminco Corporation inventories was sold in fourth quarter 2014 and approximately $8 million from the acquired global aviation turbine engine oil business inventories was sold in 2014, resulting in an increase in cost of sales.

Table 3 - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (continued)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Total Operating Earnings by Segment
Operating earnings	$356	$346	$1,564	$1,659
Additional costs of acquired inventories	16	—	24	—
Asset impairments and restructuring charges, net	1	4	78	6
Excluding non-core or non-recurring items	$373	$350	$1,666	$1,665
Other (1)
Operating earnings (loss)
Growth initiatives and businesses not allocated to segments (2)	(12)	(59)	(58)	(132)
Pension and other postretirement benefit plans income (expense) not allocated to operating segments	(302)	301	(293)	394
Acquisition transaction, integration, and restructuring costs	(15)	(26)	(51)	(59)
Operating loss before non-core or non-recurring items	(329)	216	(402)	203
Acquisition transaction costs (3)	12	—	22	—
Acquisition integration costs (4)	3	12	24	36
Mark-to-market pension and other postretirement benefit plans loss (gain), net (5)	304	(297)	304	(383)
Asset impairments and restructuring charges (gains), net (6)(7)(8)(9)	(1)	48	(1)	70
Operating loss excluding non-core or non-recurring items	(11)	(21)	(53)	(74)
Total Eastman Chemical Company
Total operating earnings	27	562	1,162	1,862
Acquisition transaction costs	12	—	22	—
Acquisition integration costs	3	12	24	36
Additional costs of acquired inventories	16	—	24	—
Mark-to-market pension and other postretirement benefit plans loss (gain), net	304	(297)	304	(383)
Asset impairments and restructuring charges, net	—	52	77	76
Total operating earnings excluding non-core or non-recurring items	$362	$329	$1,613	$1,591

(1)
Research and development, certain components of pension and other postretirement benefits, and other expenses and income not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)
Businesses not allocated to segments in 2013 included the Perennial Wood™ growth initiative and Photovoltaics product line, both of which ceased production in the second half of 2013. Businesses not allocated to segments in 2014 include Eastman™ microfiber technology platform.

(3)
Included in fourth quarter and twelve months 2014 earnings are transaction costs primarily for the completed acquisitions of Taminco Corporation, Commonwealth Laminating & Coating, and the global aviation turbine engine oil business from BP plc.

(4)
Included in fourth quarter and twelve months 2014 earnings are integration costs primarily for the acquired businesses including Solutia, the global aviation turbine engine oil business from BP plc, Commonwealth Laminating & Coating, Inc. and Taminco Corporation. Included in fourth quarter and twelve months 2013 earnings are integration costs for the acquired Solutia businesses.

(5)
Fourth quarter and twelve months 2014 and 2013 MTM net loss or gain for pension and other postretirement benefit plans actuarial adjustments. Twelve months 2013 net gain included an $86 million MTM gain for the third quarter 2013 interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits.

(6)
Included in fourth quarter and twelve months 2014 earnings are gains of $1 million and $6 million, respectively, on sales of previously impaired assets at the former Photovoltaics production facility in Germany.

(7)
Included in twelve months 2014 earnings are restructuring charges of $5 million for severance associated with the continued integration of the acquired Solutia businesses. Included in fourth quarter and twelve months 2013 earnings are restructuring charges of $15 million and $23 million, respectively, primarily for severance associated with the continued integration of the acquired Solutia businesses.

(8)
Included in fourth quarter and twelve months 2013 earnings are asset impairments and restructuring charges of approximately $30 million for management's decision not to pursue its Perennial Wood™ growth initiative.

(9)
Included in twelve months 2013 earnings are asset impairments and restructuring charges of $14 million, primarily for the closure of a production facility in Germany for the Photovoltaics product line.

Table 4 – Operating Earnings, Earnings (Loss), and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	Fourth Quarter 2014
	Operating Earnings	Earnings (Loss) from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$27	$(29)	$16	$0.11
Non-Core or Non-Recurring Items:
Additional costs of acquired inventories (2)	16	16	10	0.07
Acquisition transaction, integration, and pre-close financing costs (3)	15	25	18	0.11
Mark-to-market pension and other postretirement benefit plans loss, net (4)	304	304	202	1.35
Excluding non-core or non-recurring items	$362	$316	$246	$1.64

	Fourth Quarter 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$562	$518	$346	$2.22
Non-Core or Non-Recurring Items:
Acquisition integration costs (5)	12	12	7	0.05
Mark-to-market pension and other postretirement benefit plans gain, net (4)	(297)	(297)	(180)	(1.15)
Asset impairments and restructuring charges, net (6)	52	52	37	0.23
Excluding non-core or non-recurring items	$329	$285	$210	$1.35

(1)
Excluding the tax impact of non-core or non-recurring items, the fourth-quarter 2014 effective tax rate was 22 percent. The fourth quarter 2014 tax rate was reduced by the one-year extension of favorable U.S. Federal tax provisions in December 2014 which resulted in a net benefit of $15 million primarily related to research and development credits and deferral of certain earnings of foreign subsidiaries from U.S. income taxes. In addition, the fourth quarter 2014 tax rate reflects the benefits from the integration of Eastman and Solutia business operations and legal entity structures and changes in our geographic mix of earnings. The fourth-quarter 2013 effective tax rate was 26 percent and reflected the positive impacts of integrating the Eastman and Solutia tax structures and a $14 million benefit for a favorable foreign tax audit settlement.

(2)	See Table 3 for description of additional costs of acquired inventories.

(3)	Transaction and integration costs of $15 million in selling, general, and administrative expenses, pre-close financing costs of $10 million in other charges (income), net, related to acquisitions.

(4)	MTM net loss or gain for pension and other postretirement benefit plans.

(5)	Solutia integration costs included in selling, general, and administrative expenses.

(6)	See Table 3 for description of asset impairments and restructuring charges, net.

Table 4 – Operating Earnings, Earnings (Loss), and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations (continued)

	Twelve Months 2014
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,162	$990	$749	$4.95
Non-Core or Non-Recurring Items:
Additional costs of acquired inventories (2)	24	24	15	0.10
Acquisition transaction, integration, and pre-close financing costs (3)	46	59	39	0.26
Mark-to-market pension and other postretirement benefit plans loss, net (4)	304	304	202	1.34
Asset impairments and restructuring charges, net (5)	77	77	63	0.42
Excluding non-core or non-recurring items	$1,613	$1,454	$1,068	$7.07

	Twelve Months 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,862	$1,679	$1,165	$7.44
Non-Core or Non-Recurring Items:
Acquisition integration costs (6)	36	36	23	0.15
Mark-to-market pension and other postretirement benefit plans gain, net (4)	(383)	(383)	(233)	(1.49)
Asset impairments and restructuring charges, net (5)	76	76	53	0.34
Excluding non-core or non-recurring items	$1,591	$1,408	$1,008	$6.44

(1)
Excluding the tax impact of non-core or non-recurring items, 2014 and 2013 effective tax rates were 26 percent and 28 percent, respectively. Both 2014 and 2013 tax rates reflect the continued benefit from the integration of Eastman and Solutia business operations and legal entity structures. The full year 2014 effective tax rate reflects the benefit from the one-year extension of favorable U.S. Federal tax provisions in December 2014. The favorable tax provisions resulted in a net benefit of $15 million primarily related to research and development credits and deferral of certain earnings of foreign subsidiaries from U.S. income taxes. The full year 2013 effective tax rate was impacted by a $14 million benefit primarily due to adjustments to the tax provision to reflect the finalization of the 2012 consolidated U.S. Federal income tax return and also impacted by enactment of the American Taxpayer Relief Act of 2012 in January 2013 which resulted in a $10 million benefit primarily related to a research and development tax credit.

(2)	See Table 3 for description of additional costs of acquired inventories.

(3)	Transaction and integration costs of $46 million in selling, general, and administrative expenses, pre-close financing costs of $13 million in other charges (income), net, related to acquisitions.

(4)
MTM net loss or gain for pension and other postretirement benefit plans. Twelve months 2013 net gain included an $86 million MTM gain for the third quarter 2013 interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits.

(5)	See Table 3 for description of asset impairments and restructuring charges, net.

(6)	Solutia integration costs included in selling, general, and administrative expenses.

Table 5 – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Cash flows from operating activities
Net earnings	$17	$349	$757	$1,172
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	122	107	450	433
Asset impairment charges	2	22	52	28
Gain on sale of assets	—	—	(5)	—
Provision for deferred income taxes	41	199	99	317
Mark-to-market pension and other postretirement benefit plans loss (gain), net	304	(297)	304	(383)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	137	81	19	(38)
(Increase) decrease in inventories	15	8	(61)	(6)
Increase (decrease) in trade payables	(18)	65	(30)	(2)
Pension and other postretirement contributions (in excess of) less than expenses	(89)	(29)	(165)	(149)
Variable compensation (in excess of) less than expenses	35	52	27	82
Other items, net	(111)	(54)	(44)	(157)
Net cash provided by operating activities	455	503	1,403	1,297
Cash flows from investing activities
Additions to properties and equipment	(187)	(171)	(593)	(483)
Proceeds from sale of assets	—	25	13	31
Acquisitions, net of cash acquired	(3,179)	—	(3,504)	—
Additions to capitalized software	(1)	(3)	(3)	(5)
Other items, net	(1)	—	1	—
Net cash used in investing activities	(3,368)	(149)	(4,086)	(457)
Cash flows from financing activities
Net (decrease) increase in commercial paper borrowings	(5)	125	(190)	425
Proceeds from borrowings	2,950	—	3,565	150
Repayment of borrowings	—	(300)	(125)	(1,105)
Dividends paid to stockholders	(51)	(46)	(210)	(140)
Treasury stock purchases	—	(125)	(410)	(238)
Dividends paid to noncontrolling interests	—	—	(9)	(10)
Proceeds from stock option exercises and other items, net	21	4	43	59
Net cash provided by (used in) financing activities	2,915	(342)	2,664	(859)
Effect of exchange rate changes on cash and cash equivalents	1	3	(4)	7
Net change in cash and cash equivalents	3	15	(23)	(12)
Cash and cash equivalents at beginning of period	211	222	237	249
Cash and cash equivalents at end of period	$214	$237	$214	$237

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Net cash provided by operating activities	$455	$503	$1,403	$1,297
Additions to properties and equipment	(187)	(171)	(593)	(483)
Free Cash Flow	$268	$332	$810	$814

Table 6 – Selected Balance Sheet Items

	December 31,	December 31,
(Dollars in millions, unaudited)	2014	2013

Cash and cash equivalents	$214	$237
Long-term Borrowings	7,248	4,254
Total Eastman Stockholders' Equity	3,510	3,796